EXHIBIT 99.p.3

MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

CERTIFICATE OF RECEIPT

I hereby certify that I have received, read and understand this Code of Ethics of Matthews International Capital Management, LLC, that I have had the opportunity to ask any questions I may have had concerning the meaning and interpretation of such policies and procedures outlined therein, that I accept the obligations placed upon me by it and that I agree to abide by and comply with it.

By: _________________________________

Print Name:_________________________________

Date: ________/________/________

Individual officers referred to herein:

Co-Chief Executive Officers:	G. Paul Matthews and Mark W. Headley
Head Trader:	James E. Walter
Compliance Officer:	Downey H Blount
Manager of Fund Accounting:	Shai Malka

MATTHEWS ASIAN FUNDS
MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

CODE OF ETHICS
ADOPTED PURSUANT TO RULE 17J-1
UNDER THE INVESTMENT COMPANY ACT OF 1940
DECEMBER 15, 2003

INTRODUCTION

Rule 17j-l of the Investment Company Act of 1940 (the “1940 Act”) requires that every registered investment company, and each investment adviser to and principal underwriter for such investment company, adopt a written code of ethics containing provisions reasonably necessary to prevent its “Access Persons” from abusive personal securities trading and from engaging in any act, practice or course of business prohibited by section 17(j) of the 1940 Act and Rule 17j-l adopted thereunder. That Rule further requires that each investment company and its adviser(s) and underwriter(s) use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), requires every investment adviser and registered broker-dealer to develop, implement and enforce policies and procedures to prevent the misuse of material nonpublic information.

The following policies constitute the Code of Ethics for Matthews Asian Funds (the “Trust”), including each portfolio series of the Trust (each a ‘Fund”), and Matthews International Capital Management, LLC (the “Adviser”), a registered investment adviser and the investment adviser to the Trust. The policies and procedures established by this Code of Ethics are applicable to all directors, trustees, officers and employees of the Trust and the Adviser.

DEFINITIONS

The definitions used in this Code of Ethics include the following:

Access Person. An “Access Person” of the Trust or Adviser is any director, trustee or officer of the Trust or the Adviser, and any employee of the Adviser who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities for the Trust. For the purposes of this Code, all employees of the Adviser are deemed to be “Access Persons.”

Beneficial Ownership. A person is a “beneficial owner” of any security in which he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. A person is presumed to have “beneficial ownership” of securities held by members of his or her immediate family sharing the same household, including his or her spouse, minor children, step-children or in-laws residing in the same household, by a partnership for which he or she is the general partner or any other entity he or she controls, by a trust for which he or she is a trustee or beneficiary sharing investment control, or by a revocable trust for which he or she is the settlor.

Control. “Control” has the same meaning as in Section (2)(a)(9) of the 1940 Act.

Matthews International Capital Management, LLC – Code of Ethics

Covered Security. A “Covered Security” for purposes of this Code of Ethics is any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security. A Covered Security is also any group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. A Covered Security also includes closed-end investment companies and any Matthews Fund.

Notwithstanding the above definition, Covered Securities does not include securities issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other money market instruments, exchange-traded funds or shares of registered open-end investment companies other than the Matthews Asian Funds.

Held or to be Acquired. A security is “held or to be acquired” if within the most recent 15 days it is or has been held by a Fund, or is being or has been considered by a Fund or the Adviser for purchase by a Fund. A purchase or sale includes the writing of an option to purchase or sell.

Initial Public Offering. “Initial Public Offering” is an offering of securities registered under the Securities Act of 1933 (the “1933 Act”) the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Disinterested Trustee. A “Disinterested Trustee” is any Trustee of the Trust who is not an interested person as defined in Section 2(a)(19) of the 1940 Act.

Private Placement. A “Private Placement” is an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

SUMMARY OF THE CODE

The goal of this Code of Ethics is to prohibit any activity that may cause a conflict of interest with the Trust or its shareholders, in actuality as well as in appearance. To avoid even the appearance of a conflict of interest in the dealings of the Adviser, all Access Persons:

1. Are prohibited from seeking or accepting any gifts, favors, preferential treatment or valuable consideration of any kind having a value in excess of $100 from any broker/dealer or other company or person because of their association with the Adviser. If you receive any gift that has a value in excess of $100, you must immediately report the gift to the Adviser’s Compliance Officer and thereafter give that gift to the charity of your choice.

Matthews International Capital Management, LLC – Code of Ethics

2. Are prohibited from releasing any information (except to those concerned with the transaction) as to any portfolio changes proposed or in process, until such information shall become publicly available. No information may be divulged to any outsider concerning either proposed or partially completed programs to buy or sell particular securities.

3. Must conduct any personal transactions in such a way as to not conflict with the interest of any Fund or Adviser client. It is the responsibility of each Access Person to know who are the clients of the Adviser.

4. Are prohibited from entering into any transaction based on material non-public information, or communicating material non-public information to others in violation of the law.

5. Are prohibited in connection with the purchase or sale, directly or indirectly, of any Covered Security which, within the most recent 15 days, is or has been held by a Fund or client or is being or has been considered for purchase by a Fund or client, from

(a) employing any device, scheme or artifice to defraud the Fund or client;

(b) making any untrue statement of a material fact to the Fund or client or omitting to state a material fact necessary in order to make the statements made to the Fund or client, in light of the circumstances under which they are made, not misleading;

(c) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or client; or

(d) engaging in any manipulative practice with respect to the Fund or client.

6. Are subject to the restrictions on their personal transactions in securities contained in this Code of Ethics.

7. Must report all personal transactions in securities in accordance with this Code of Ethics.

8. Are prohibited from using any Matthews Fund or permitting others to use the Funds as “timing vehicles.”

What Accounts and Securities are Covered by this Code of Ethics?

This Code of Ethics relates to any account established, or transactions contemplated, in which any Access Person has Beneficial Ownership.

This Code of Ethics does not relate to any account established, or transactions contemplated, over in which any Access Person has no direct or indirect influence or control. In addition, this Code of Ethics (except for the quarterly and annual reporting requirements) does not apply to non-volitional transactions, subsequent investments via automatic investment plan in the Matthews Asian Funds, automatic dividend reinvestment plans, or exercises and sales of rights issued pro rata to all holders of a class of an issuer’s securities (if the rights were acquired from the issuer).

Matthews International Capital Management, LLC – Code of Ethics

This Code of Ethics does not relate to transactions in any security issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), other money market instruments, exchange-traded funds and shares of open-end registered investment companies other than the Matthews Asian Funds.

ALL ACCESS PERSONS ARE REQUIRED TO READ, UNDERSTAND, FOLLOW AND RETAIN THIS CODE OF ETHICS. ALL QUESTIONS ARE TO BE DIRECTED TO THE COMPLIANCE OFFICER.

POLICY STATEMENT ON INSIDER TRADING

The Adviser forbids all Access Persons from trading, either personally or on behalf of others, including accounts managed by the Adviser, on material non-public information, or communicating material non-public information to others in violation of any law. This conduct is frequently referred to as “insider trading.” The Adviser’s policy extends to all trading activities.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities, whether or not one is an “insider” or to the communication of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1. trading by an insider while in possession of material non-public information;

2. trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3. communicating material non-public information to others.

Who is an Insider?

The concept of being an insider is analyzed and determined broadly. Generally, one should presume that, if there is a valid question as to whether a person is or is not an insider, he or she will be considered to be an insider unless there is a compelling reason to decide otherwise. Insiders include any Access Person. In addition, any Access Person can become a “temporary insider” of another company if she or he enters into a special confidential relationship in the conduct of that company’s affairs and as a result is given access to information solely because of that relationship. A temporary insider can include, among others, a financial analyst, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, such company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Matthews International Capital Management, LLC – Code of Ethics

Trading on inside information is not illegal unless the information is material. “Material information” is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of material information include (but are not limited to):

dividend changes
earnings estimates
changes in previously released earnings estimates
significant merger or acquisition proposals or agreements
regulatory developments that affect a company’s product
major litigation
liquidation problems
extraordinary management developments

Material information does not have to relate to a company’s business. For example in the court case of Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the U.S. Securities and Exchange Commission or appearing in a news service would be considered public.

Penalties for Insider Trading

Penalties for trading on, or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their company. A person can be subject to some or all of the penalties below, even if that person does not benefit personally from the violation:

Termination from the Adviser Civil Injunctions Treble Damages (multiply any damages by 3, then pay) Disgorgement of Profits Jail or Prison Fines to the Person Fines to the Adviser

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid you in avoiding insider trading and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading and the insider

Matthews International Capital Management, LLC – Code of Ethics

trader. Every Access Person must follow these procedures or risk serious sanctions, some of which are listed above. Direct any questions to the Compliance Officer.

Identifying Inside Information

Before trading for yourself or others, including Funds and accounts managed by the Adviser, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1. Is the information material? That is, would this information be considered important in making an investment decision? Would this information substantially affect the market price of the securities if generally disclosed?

2. Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, the Wall Street Journal, or other publications of general circulation?

If, after consideration of the questions above you believe, or if you have questions as to whether the information is material and non-public, take the following steps:

1. Report the matter immediately to the Compliance Officer.

2. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Adviser.

3. Do not communicate the information inside or outside the Adviser, other than to the Compliance Officer.

After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Restricting Access to Material Non-Public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within the Adviser, except as provided above. In addition, you should take care so that such information is secure. For example, seal files containing material non-public information and restrict access to computer files containing material non-public information.

Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

Matthews International Capital Management, LLC – Code of Ethics

POLICY STATEMENT ON PERSONAL SECURITIES TRANSACTIONS

Rule 17j-l under the 1940 Act makes it unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by such person of any Covered Security that is Held or to be Acquired by the Fund:

•	To employ any device, scheme or artifice to defraud the Fund;

•	To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; and

•	To engage in any manipulative practice with respect to the Fund.

It is the policy of the Trust that no Access Person, will make, participate in, or engage in any act, practice or course of conduct that would violate the provisions set forth above or which would, in any way, conflict with the interests of the Trust or its shareholders. This obligation encompasses:

•	the duty at all times to place the interests of shareholders first;

•	the duty to ensure that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	the fundamental principle that Access Persons not take inappropriate advantage of their positions.

Prohibitions regarding Asian Securities

The Adviser forbids all Access Persons (with the exception of those Trustees who do not have access to current information relating to securities being purchased or sold or being considered for purchase or sale for the Trust or client accounts) from directly or indirectly acquiring Beneficial Ownership in any Asian security (which excludes ownership of shares of an investment company registered under the 1940 Act). An Asian security is any equity security, or any depository receipt representing any equity security, issued by (i) a company that is organized under the laws of China, Hong Kong, India, Indonesia, Japan, Malaysia, the Philippines, Singapore, South Korea, Taiwan or Thailand, or (ii) a company that derives at least 50% of its revenues or profits from goods produced or sold, investments made, or services performed, or has at least 50% of its assets located, in one of these countries, or (iii) a company that has the primary trading markets for its securities in one of these countries, or (iv) a governmental entity or an agency or instrumentality or political subdivision of one of these countries.

Pre-approval of Investments in Initial Public Offerings.

Prior to directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering, an Access Person (with the exception of those Trustees who do not have access to current information relating to securities being purchased or sold or being considered for purchase or sale

Matthews International Capital Management, LLC – Code of Ethics

for the Trust or client accounts) must obtain approval in accordance with the procedures set forth in the section below entitled, “Procedures to Implement Personal Securities Transactions Policy”. Access Persons who have been authorized to acquire securities in an Initial Public Offering must disclose that investment to the Compliance Officer if and when such persons are involved in a Fund’s or client account’s subsequent consideration of an investment in the issuer. The Fund’s or the account’s decision to purchase such securities must then be independently reviewed by a portfolio manager with no personal interest in that issuer.

Pre-approval of Investments in Private Placements

Prior to directly or indirectly acquiring Beneficial Ownership in any securities in a Private Placement offering, an Access Person (with the exception of those Trustees who do not have access to current information relating to securities being purchased or sold or being considered for purchase or sale for the Trust or client accounts) must obtain approval in accordance with the procedures set forth below. Access Persons who have been authorized to acquire securities in a Private Placement offering must disclose that investment to the Compliance Officer if and when such persons are involved in a Fund’s or client account’s subsequent consideration of an investment in the issuer. The Fund’s or the account’s decision to purchase such securities must then be independently reviewed by a portfolio manager with no personal interest in that issuer.

Examples of Private Placement offerings include, but are not limited to, interests in investment partnerships and private hedge funds.

Procedures to Implement Personal Securities Transactions Policy

1.     Pre-approval: Prior to acquiring any interest in a Covered Security for his or her personal accounts (including accounts of which he or she is co-owner or trustee) each Access Person (with the exception of those Trustees who do not have access to current information relating to securities being purchased or sold or being considered for purchase or sale for the Trust or client accounts) must submit a request form (Exhibit C) to the Head Trader for permission to make any trade. The Head Trader will determine if any client trades are pending, or if there have been any trades within the guidelines stated above.

2.     Black-out Period: If any Fund or client account has a pending order in that same security or if the security has been traded in any Fund or client account during the past five (5) business days, or is expected to be traded within the next five (5) business days, the transaction will not be approved.

If the security involved is not currently being traded, has not been traded during the past five (5) business days, and is not expected to be traded by any Fund or client account within the next five (5) business days, the transaction may be approved.

3.     Trade Authorization: The Head Trader will initial the form indicating approval or disapproval of each transaction. If the Head Trader is not available, the Manager of Fund Accounting may approve or disapprove the transaction during the Head Trader’s absence, provided that either Co-chief Executive Officer or his or her designee also signs the form. If approval for a specific transaction is given, that approval is only valid for two (2) business days after which it is

Matthews International Capital Management, LLC – Code of Ethics

given. All requests, whether approved or denied, will be maintained in that person’s trading file, which is maintained by the Compliance Officer.

Any transactions by the Head Trader will be so considered by either Co-Chief Executive Officer of the Adviser or their designee.

MONITORING COMPLIANCE

Every Access Person is required to sign the certificate accompanying this Code of Ethics certifying that they have read it, understand it and agree to comply with the spirit and letter of it. Thereafter, all new Access Persons will be required to sign such a certificate as a condition of employment.

In addition, each Access Person is required to disclose all accounts in that person’s name or of which they have beneficial ownership with any brokerage firm or other financial institution through which any securities may be purchased or sold using the form attached as Exhibit B and forward to the Compliance Officer copies of the account statement at least quarterly from such accounts. Thereafter, each Access Person must disclose on Exhibit B any new account and receive the permission of the Compliance Officer before opening any such account.

Within 10 days after each calendar quarter every Access Person is required to provide the Compliance Officer with a report of all trades in any security beneficially owned by them during that quarter on the form attached as Exhibit D.

Within 10 days after becoming an Access Person and annually thereafter by January 30 of each year, every Access Person shall report the title, number of shares and principal amount of each security beneficially owned by such person, the name of any broker, dealer or bank with which such security was held, and the date the report was submitted.

Each January every Access Person is required to sign a certificate in the form attached as Exhibit A certifying that they are in compliance with this Code of Ethics.

All confirmations, statements, forms and other information will be reviewed by the Compliance Officer (and with respect to the Compliance Officer, the Chief Executive Officer or the President) to monitor compliance with this Code of Ethics. The Adviser reserves the right to require an Access Person to take any action concerning a personal securities transaction which it deems is in the best interest of the Trust to maintain compliance with this Code of Ethics.

A Disinterested Trustee would not be required to make an initial holdings report and an annual holdings report under this Code of Ethics. A Disinterested Trustee would not be required to make a quarterly transaction report unless the Disinterested Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, a Fund purchased or sold the Covered Security, or a Fund or the Adviser considered purchasing or selling the Covered Security. .

Either Co-Chief Executive Officer of the Adviser has final interpretive authority of this Code of Ethics with the advice of the Compliance Officer and counsel to the Adviser.

Matthews International Capital Management, LLC – Code of Ethics

The Adviser will maintain the records concerning this Code of Ethics required by Rule 17j-1 under the 1940 Act.

REPORTS TO THE BOARD OF TRUSTEES

The Board of Trustees must initially approve the Code of Ethics for the Trust, and the Board of Trustees must approve any material changes to the Code of Ethics within six (6) months of such change. The Compliance Officer or his or her designee shall provide to the Board of Trustees a written report outlining any material issues that arose during the previous year, including but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations, and annually certify that the Trust and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VIOLATION OF THE ADVISER’S PERSONAL TRADING POLICY SUBJECTS AN ACCESS PERSON TO SANCTIONS, INCLUDING DISGORGEMENT OF ANY PROFIT OR AVOIDED LOSS, FINES, CENSURE, SUSPENSION, TERMINATION AND CIVIL AND CRIMINAL PROSECUTION.

Matthews International Capital Management, LLC – Code of Ethics

MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

EXHIBIT A

I hereby certify that, since the date on which I received a copy of the Code of Ethics of Matthews International Capital Management, LLC, or the date of my last certification, whichever is later, I have complied in all respects with such Code.

By:

Print Name:

Date:	/ /

Matthews International Capital Management, LLC – Code of Ethics

Exhibit A

MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

EXHIBIT B

Accounts with Brokerage Firms and Financial Institutions

Please list below all accounts in which you have direct or indirect Beneficiary Ownership (A person is presumed to have “beneficial ownership” of securities held by members of his or her immediate family sharing the same household, including his or her spouse, minor children, step-children or in-laws residing in the same household, by a partnership for which he or she is the general partner or any other entity he or she controls, by a trust for which he or she is a trustee or beneficiary sharing investment control, or by a revocable trust for which he or she is the settlor. If you have any questions concerning the types of accounts covered by the Code, please consult with the Compliance Officer):

BROKER/FINANCIAL INSTITUTION		ACCOUNT REGISTRATION	DATE
NAME & ADDRESS	ACCOUNT NUMBER	ACCOUNT YPE	ESTABLISHED	RELATIONSHIP

I CERTIFY THAT THE INFORMATION GIVEN ABOVE IS TRUE, ACCURATE AND COMPLETE AS OF THE DATE INDICATED BELOW AND I WILL NOTIFY THE COMPLIANCE OFFICER PROMPTLY OF ANY CHANGE. IN ADDITION, BY SIGNING BELOW, I EXPRESSLY AUTHORIZE THE ADVISER TO RECEIVE DUPLICATE CONFIRMATIONS AND ACCOUNT STATEMENTS FOR THE ABOVE ACCOUNTS FROM THE RELEVANT INSTITUTIONS.

By:

Print Name:

Date:	/ /

Matthews International Capital Management, LLC – Code of Ethics

Exhibit B

MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

EXHIBIT C

PERSONAL SECURITY TRANSACTION AUTHORIZATION

PLEASE COMPLETE ALL INFORMATION BELOW, HAVE AUTHORIZED BY THE APPROPRIATE PERSON AND DELIVER TO COMPLIANCE OFFICER. KINDLY KEEP A COPY OF THE FULLY EXECUTED FORM FOR YOUR RECORDS.

EMPLOYEE NAME:
ACCOUNT TITLE:
PROPOSED TRADE DATE:	/ / (note: trade must be executed within 2 business days of approval, otherwise a new form must be submitted.)
NAME OF SECURITY:
NUMBER OF SHARES / DOLLAR AMOUNT:

TYPE OF TRANSACTION                           BUY ☐      SELL ☐      OTHER

AUTHORIZATION

The undersigned officer of Matthews International Capital Management, LLC hereby certifies the following information:

The above security (please check one) HAS ; HAS NOT been traded within the last 5 business days, or IS ; IS NOT expected to be traded within the next 5 business days; in Fund(s) or client account(s).

There (please check one) ARE ; ARE NOT currently any open orders for Fund(s) or client account(s).

REQUEST APPROVED: ☐		REQUEST DENIED: ☐

By:		DATE: / /

HEAD TRADER*

COMMENTS:

*Head Trader’s stock purchases must be approved by either Co-Chief Executive Officer of the Company. If Head Trader is unavailable, employee stock trades may be approved by the Manager of Fund Accounting along with a second signature of either Co-Chief Executive Officer or his or her designee.

Matthews International Capital Management, LLC – Code of Ethics

Exhibit C

NAME:	DATE COMPLETED: / /
DUE DATE: WITHIN TEN DAYS AFTER END OF CALENDAR QUARTER

MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

EXHIBIT D

Quarterly Report of Personal Securities Transactions for Calendar Quarter ended _____/______/______

Date of			Number of
Transaction	Buy/Sell	Name of Security	Shares	Price	Broker

☐	Check here if you did not make any reportable transactions.

☐	Check here if a list of all transactions is attached to this form.

By signing below I certify that the information contained herein is accurate and complete and is made in compliance with the Code of Ethics of Matthews International Capital Management, LLC.

     Name/Signature

Reviewed and received by:	, on / /
Compliance Officer

Matthews International Capital Management, LLC – Code of Ethics

Exhibit D